EXHIBIT 99.1

Press Release dated April 29, 2010

China Wi-Max Communications, Inc. signs Wholesale Carrier Agreement with Dragon Telecom International Limited of Hong Kong

DENVER and BEIJING, April 29, 2010/Marketwire – China Wi-Max Communications (CHWM) signed a Wholesale Carrier Agreement with Dragon Telecom International, Ltd (DTIL).  The agreement gives CHWM access to 2.5 Gbps today and can be expanded in the future to 10Gbps and 100Gbps via dual, as in protected, fiber connection between Hong Kong and mainland China. This agreement will enable CHWM to further expand and grow its business by providing international connections to its fiber and wireless networks in China.  Companies in China, and outside of China, will be able to easily provision Private Line Services via International Carrier Meet Me Centers in Hong Kong to and from the following locations in China: Beijing, Shanghai Wuhan, Guangzhou, Shijiazhuang, Zhenzhou, Changsha, Tianjin, Jinan, Hefei, Nanjing, Suzhou, Xian, Chengdu, Chaongqing, Xuzhou. The presidents of both companies agree that this strategic alliance can help enhance both companies desire to grow their revenues and to add additional competitive services to its service offerings.

About China Wi-Max Communications, Inc.

China Wi-Max Communications, Inc. (CHWM), a world-class telecommunications and IP transport company, was formed to take advantage of the rapidly expanding wireless and landline communications needs in China. The goal of China Wi-Max Communications is to become the premier provider of broadband technology and allied services in the Chinese market. Building on world-class technical experience and proven management skills, China Wi-Max Communications is approaching its market with the tools that experience suggests are necessary to achieve success.  The Company is headquartered in Denver, Colorado and its common stock is listed on the OTC Bulletin Board under the symbol "CHWM". For additional information, please visit the Company's website at www.chinawi-max.com.

About Dragon Telecom International Limited

Dragon Telecom International Limited is a member of the Asiana Dragons, Inc. (ASDG) group of companies established to deliver high quality voice, data and other telecommunication services in China, Hong Kong, Vietnam, Cambodia and North America.  Over the past several years the Company’s management has obtained the necessary licensing and developed the relationships and entered into contracts that will enable it to rapidly expand its business in these high growth markets.  The Company is headquartered in Hong Kong and is currently providing voice services to Vietnam and China.  For additional information about the Company and the Asiana Dragons, Inc. group, please visit the website at www.asianadragons.com.

For Investment Information regarding China Wi-Max Communications, Inc. please contact:

Jim Prange 920.912.7444	Phil Allen 303.875.1044	Richard Carpenter, CGC 415.332.7200

jim.prange@gmail.com	pallen@chinawi-max.com	richard@capitalgc.com

'Safe Harbor Statement'

This press release contains forward-looking statements that involve risks and uncertainties. The statements of this Summary Overview are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results, events and performances could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties, which may cause the Company's actual results, expressed or implied, to differ materially from expected results. These risks and uncertainties include, among other things, product demand and market competition. You should independently investigate and fully understand all risks before making an investment decision.